Exhibit 4.1
Amendment No. 4 to the

Healthcare Services Group, Inc. Employee Stock Purchase Plan

Dated as of July 20, 2021

THIS AMENDMENT NO. 4 (this “Amendment’) to the Healthcare Services Group, Inc. Employee Stock Purchase Plan originally effective as of January 1, 2000, and as amended effective January 1, 2004; April 12, 2011 and August 1, 2016 (the “ESPP”) is made as of July 20, 2021.

WHEREAS, Healthcare Services Group, Inc. (the “Company”) adopted the ESPP effective as of January 1, 2000 (the “Original Effective Date”), and amended the ESPP effective January 1, 2004 (“Amendment No. 1”); April 12, 2011 (“Amendment No. 2”) and August 1, 2016 (“Amendment No. 3”).

WHEREAS, the Board of Directors of the Company deems it in the best interest of the Company to amend the ESPP and extend the ESPP for an additional five annual offerings.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the ESPP as follows:

1.Amendment to Section 4.01. Section 4.01 is hereby amended and replaced in its entirety with the following:

“4.01. Annual Offerings. The Plan will be implemented by five (5) annual offerings of the Company’s Common Stock (the “Offerings”). The first Offering will begin January 1, 2022 and terminate on December 31, 2022. Each of the subsequent Offerings will begin on the 1st day of January in each of the years 2023, 2024, 2025 and 2026 with each such Offering terminating on December 31 of each year. The maximum number of shares issued in the respective years shall be:

From January 1, 2022 to December 31, 2022: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2023 to December 31, 2023: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2024 to December 31, 2024: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2025 to December 31, 2025: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2026 to December 31, 2026: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares

Exhibit 4.1
(as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).”

2.No Other Amendments. Except as amended hereby in Sections 1 and 2, all of the terms and provisions of the ESPP shall remain in full force and effect.

This Amendment No. 4 was approved by the Company as of July 20, 2021.

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Jason J. Bundick, General Counsel, Chief Compliance Officer, & Secretary
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